                                                                    EXHIBIT 99.1

PRESS RELEASE

                SmartVideo Announces Increase in Viewer Capacity

Atlanta, GA - March 18, 2003-- SmartVideo Technologies Inc. (OTCBB: SMVD), the
leading provider of high-quality full motion streaming video content to both broadband and dial-up Internet users, today announced an increase in its viewer capacity.

The implementation of systems upgrades and new data centers was facilitated in order to address the growth in SmartVideo's customer base and to ensure the
Company's technology can sustain its projected growth while continuing to deliver the highest quality video content.

"In response to growing demand, SmartVideo has expanded its capacity to support more than 50 million unique viewers each month. We are excited about the growth of our business, and our ability to attract clients who realize the value added benefits our technologies provide," according to Richard E. Bennett, Jr., CEO of
SmartVideo.

About SmartVideo

SmartVideo is a leading provider of solutions allowing live or on-demand high-quality video presentations to be streamed over the Internet at speeds as low as 23K and at minimum rate of 15 frames per second, which represents more than 95% of all Internet users.

Companies around the world are actively seeking innovative solutions to harness the power of video and audio on their websites and in their businesses.
SmartVideo believes it is uniquely positioned to help fill this need. We expect that the demand for, and use of, our services will grow at a faster rate than most other Internet applications. Additional information and sample Demos can be found at our web site: www.smartvideo.com.

Please join us for a live demonstration of SmartVideo's capabilities each
Thursday at 1 p.m. EST.

    Contact:

    For SmartVideo Technologies:

             Richard E. Bennett, Jr.           Victor Allgeier
             President & CEO                   Investor Relations
             (770) 729-8777                    (212) 227-0997

This release contains forward-looking information within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements about the effects of future operational plans and quotes from SmartVideo's president and
CEO. These statements are based on current estimates and actual results may differ materially due to risks, including: unexpected costs, delays or other difficulties related to the timing and success of product development and marketing plans; adverse changes in the market for the delivery of full-motion, streaming video content; the failure of SmartVideo's hosting infrastructure; the complexity of SmartVideo's services and delivery networks; pricing and other activities by competitors; and difficulties involved in retaining and motivating key personnel. Words such as "intend," "expects," "anticipates," "projects,"
"estimates", and similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning plans, objectives, future events or performance and assumptions and other statements that are not statements of historical fact. Any projections in this release are based on limited information currently available to SmartVideo, which is subject to change. Although the company believes that the expectations reflected in forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid. Such information speaks only as of the date of this release.